Registration Statement No. 333-275898 Filed pursuant to Rule 433

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the securities.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The Nikkei 225 Index (Bloomberg symbol: “NKY”), the Russell 2000® Index (Bloomberg symbol: “RTY”) and the S&P 500® Index (Bloomberg symbol: “SPX”)
Stated principal amount:	$1,000 per security
Pricing date:	November 22, 2024
Original issue date:	November 27, 2024
Final determination date:	November 24, 2026
Maturity date:	November 30, 2026
Early redemption:	If, on any determination period end date (other than the final determination date), the closing value of each underlier is greater than or equal to its initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination period end date. The securities will not be redeemed early if the closing value of any underlier is less than its initial underlier value on the related determination period end date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to the stated principal amount plus any contingent quarterly coupon otherwise due.
Contingent quarterly coupon:

•     If, on each scheduled trading day during any determination period, the closing value of each underlier is greater than or equal to its downside threshold value, we will pay a contingent quarterly coupon of $28.00 (2.80% of the stated principal amount, or a rate of 11.20% per annum) per security on the related contingent payment date.

•     If, on any scheduled trading day during any determination period, the closing value of any underlier is less than its downside threshold value, no contingent quarterly coupon will be made with respect to that determination period.

Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•     If the final underlier value of the worst performing underlier is greater than or equal to its downside threshold value:

stated principal amount + any contingent quarterly coupon otherwise due

•     If the final underlier value of the worst performing underlier is less than its downside threshold value:

stated principal amount × underlier performance factor of the worst performing underlier

Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount. You will lose at least 25% and possibly all of the stated principal amount if the final underlier value of the worst performing underlier is less than its downside threshold value.

Underlier performance factor:	With respect to each underlier: final underlier value / initial underlier value
Downside threshold value:	With respect to each underlier, 75% of its initial underlier value
Initial underlier value:	With respect to each underlier, the closing value of that underlier on the pricing date
Final underlier value:	With respect to each underlier, the closing value of that underlier on the final determination date
Worst performing underlier:	The underlier with the lowest underlier performance factor
Determination periods:	The first determination period will consist of each scheduled trading day from but excluding the pricing date to and including the first determination period end date. Each subsequent determination period will consist of each scheduled trading day from but excluding a determination period end date to and including the next following determination period end date.
Determination period end dates:	Quarterly
Contingent payment dates:	Quarterly
CUSIP / ISIN	78017GYF2 / US78017GYF26
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000095010324016457/dp220781_424b2-mseln606wof.htm

HYPOTHETICAL PAYOUT AT MATURITY* (if the securities are not redeemed)
Percentage Change in the Worst Performing Underlier	Payment at Maturity (excluding any coupon payable at maturity)
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-25.01%	$749.90
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

* All payments are subject to our credit risk

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $914.18 and $964.18 per security and will be less than the public offering price of the securities. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Underliers

For more information about the underliers, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Terms and Structure of the Securities

▪	The securities do not guarantee the return of any principal.

▪	Any payment on the securities will be determined solely by the underlier with the worst performance even if the other underliers perform better.

▪	You will not receive any contingent quarterly coupon for any determination period where the closing value of any underlier is less than its downside threshold value on any scheduled trading day during that determination period.

▪	You will not participate in any appreciation in the value of any underlier.

▪	The potential contingent repayment of principal represented by the downside threshold value applies only at maturity.

▪	The automatic early redemption feature may limit the term of your investment to approximately three months.

▪	Payments on the securities are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the securities.

▪	Your return on the securities may be lower than the return on a conventional debt security of comparable maturity.

▪	Any payment on the securities will be determined based on the closing values of the underliers on the dates specified.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

▪	There may not be an active trading market for the securities; sales in the secondary market may result in significant losses.

▪	The initial estimated value of the securities will be less than the public offering price.

▪	The initial estimated value of the securities is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the securities.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest.

▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underliers

▪	You will not have any rights to the securities included in any underlier.

▪	The securities are subject to small-capitalization companies risk with respect to the RTY Index.

▪	The securities are subject to risks relating to non-U.S. securities markets with respect to the NKY Index.

▪	The securities do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the yen with respect to the NKY Index.

▪	We may accelerate the securities if a change-in-law event occurs.

▪	Any payment on the securities may be postponed and adversely affected by the occurrence of a market disruption event.

▪	Adjustments to an underlier could adversely affect any payments on the securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.